Exhibit 99.1

For additional information contact:
Audra Bailey
Carrier Access
303.218.5455
abailey@carrieraccess.com

Carrier Access Reports First Quarter 2005 Financial Results

BOULDER, Colo.—(BUSINESS WIRE)—April 26, 2005—Carrier Access Corporation (Nasdaq:CACS), a manufacturer of broadband communications equipment, today reported results for its first quarter ended March 31, 2005.

Revenue for the first quarter of fiscal 2005 was $12.4 million compared with $28.5 for the first quarter of fiscal 2004. Net loss for the first quarter of fiscal 2005 was $5.06 million or $0.15 per diluted share compared with net income for the first quarter of fiscal 2004 of $2.70 million or $0.09 per diluted share.

Carrier Access president, CEO, and chairman Roger Koenig stated, “Despite a disappointing first quarter, we continue to view 2005 positively and anticipate improving our financial results in Q2 and throughout the remainder of 2005. As we previously stated, our revenue in the first quarter was negatively impacted by lower than anticipated sales in our converged access business and by lower than expected orders and constrained budgets within our major wireless customers.”

Koenig further added, “During the first quarter we shipped our FLEXengine technology into a major wireless customer and recorded revenue for our newly released Adit 3104 IP Business Gateway. We continue to believe that we are well positioned in our Converged Access and Wireless Access markets and that we will benefit in these areas as demand for new services grow.”

Carrier Access will hold a conference call today at 4:30 p.m. EST to review these first quarter results. Guidance for the second quarter 2005 will be issued during this conference call. The call is open to the public. Those who wish to participate should dial 1-210-839-8500, domestically or internationally, at least fifteen minutes prior to the scheduled start time for the call and reference Carrier Access. Investors may listen to a live audio webcast of the conference call at www.carrieraccess.com.

An online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.carrieraccess.com.

About Carrier Access Corporation
Carrier Access (NASDAQ: CACS — News) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution
This press release contains forward-looking statements about our ability to attain revenue and maintain our balance sheet, incumbent vendor status, direct and indirect sales channels as well as our growth prospects in wireless. Our results of operations for the first quarter of fiscal 2005 and quarter over quarter revenue and net income growth are not necessarily indicative of the results that may be expected for any future period. We caution that actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, problems with or at our customers, distributors, OEM’s and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share amounts)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$56,865	$70,928
Marketable securities available for sale	47,154	37,755
Accounts receivable, net	17,027	17,700
Income tax receivable	86	161
Inventory, net	32,126	29,652
Prepaid expenses and other	4,986	4,513

Total current assets	158,244	160,709

Property and equipment, net	12,135	12,239
Goodwill	7,588	7,588
Intangibles, net	6,104	6,412
Other assets	228	218

Total assets	$184,299	$187,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,077	$11,246
Accrued compensation payable	3,260	2,917
Deferred revenue	2,151	137
Accrued expenses and other liabilities	904	1,101

Total liabilities	17,392	15,401

Stockholders’ equity:
Preferred stock	—	—
Common stock	35	34
Additional paid-in capital	188,595	188,147
Accumulated deficit	(21,347)	(16,286)
Accumulated other comprehensive income	(376)	(130)

Total stockholders’ equity	166,907	171,765

Total liabilities and stockholders’ equity	$184,299	$187,166

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenue, net of allowances for sales returns	$12,444	$28,547
Cost of sales	8,103	15,612

Gross profit	4,341	12,935

Operating expenses:
Research and development	4,799	3,975
Sales and marketing	3,320	4,577
General and administrative	1,613	1,716
Bad debt expense (recoveries)	57	(183)
Goodwill and other intangible amortization	307	350

Total operating expenses	10,096	10,435

Income (loss) from operations	(5,755)	2,500

Other income, net	694	219

Income (loss) before income taxes	(5,061)	2,719

Income taxes	—	15

Net income (loss)	$(5,061)	$2,704

Income (loss) per share Basic and diluted	$(0.15)	$0.09

Weighted average common shares outstanding:
Basic	34,502	29,318
Diluted	34,502	31,724

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(5,061)	$2,704
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization expense	1,031	1,206
Provision for (recoveries of) doubtful accounts, net	57	(183)
Provision for (recoveries of) inventory obsolescence	(235)	395
Stock-based compensation	—	5
Changes in operating assets and liabilities:
Accounts receivable	616	808
Income taxes receivable	75	—
Inventory	(2,239)	(2,521)
Prepaid expenses and other	(483)	604
Deferred Revenue	2,014	(445)
Accounts payable and accrued expenses	(23)	(8)

Net cash provided (used) by operating activities	(4,248)	2,565

Cash flows from investing activities:
Purchases of property and equipment	(619)	(552)
Purchases of marketable securities	(14,182)	—
Sales and maturities of marketable securities available for sale	4,537	5,721

Net cash used by investing activities	(10,264)	5,169

Cash flows from financing activities:
Proceeds from stock offering	—	83,607
Offering Costs	—	(5,055)
Proceeds from exercise of stock options	449	976

Net cash provided by financing activities	449	79,528
Net decrease in cash and cash equivalents	(14,063)	87,262
Cash and cash equivalents at beginning of period	70,928	17,207

Cash and cash equivalents at end of period	$56,865	$104,469